Exhibit 99.1

                 Glacier Water Announces Second Quarter Results


    VISTA, Calif.--(BUSINESS WIRE)--Aug. 11, 2005--Glacier Water Services, Inc. (AMEX: HOO) announced results for the quarter ended July 3, 2005.
    Brian McInerney, Chief Executive Officer of Glacier Water, said, "We continue to move forward with the installation of our new 'G-2' machines and revenues for the second quarter were up 1.6% versus last year. We are particularly excited about the impact of the new machines. On a same store basis, revenues for the G-2 machines were up 10% for the second quarter as compared to the same period last year. As of the end of the second quarter, Glacier had installed over 9,300 machines at retailers across the United States."
    Revenues for the quarter ended July 3, 2005 increased 1.6% to $19,563,000 compared to $19,246,000 for the same quarter a year ago. For the six-month period ended July 3, 2005 revenues increased 0.9% to $37,106,000 compared to 36,791,000 for the same period a year ago. The increase in revenues for both the quarter and the six-month period was primarily the result of the installation of the new machines.
    The Company's income from operations for the quarter ended July 3, 2005 was $831,000 compared to $1,724,000 for same period last year. For the six-month period ended July 3, 2005, income from operations was $937,000 compared to $2,453,000 for the same period last year. Lower income from operations in both the three- and six-month periods this year compared to last year was the result of increased depreciation and amortization, primarily the result of the capital expenditures related to the new G-2 machines.
    The Company's net loss applicable to common stockholders for the quarter ended July 3, 2005, was $1,304,000, or $0.58 per basic and diluted share, compared to a loss of $182,000, or $0.09 per basic and diluted share, for the same period last year. For the six-month period ended July 3, 2005, the net loss applicable to common stockholders was $3,277,000, or $1.48 per basic and diluted share, compared to a loss of $1,382,000, or $0.65 per basic and diluted share, for the same period last year.
    With approximately 15,100 machines located in 40 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service bottled water machines located at supermarkets and other retail locations.
    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company which involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended January 2, 2005.



FINANCIAL RESULTS                         GLACIER WATER SERVICES, INC.
-----------------                              SECOND QUARTER 2005
                                               -------------------

                 Consolidated Statements of Operations
       (Dollars in thousands, except shares and per share data)
                              (unaudited)


                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                         July 3,     June 27,    July 3,    June 27,
                          2005        2004        2005        2004
                        ----------  ----------  ----------  ----------
Revenues               $   19,563  $   19,246  $   37,106  $   36,791
Operating costs and
 expenses:
  Operating expenses       12,555      12,158      23,989      23,833
  Depreciation and
   amortization             3,459       2,590       6,761       5,100
                        ----------  ----------  ----------  ----------
    Cost of goods sold     16,014      14,748      30,750      28,933

  Selling, general and
   administrative
   expenses                 2,718       2,774       5,419       5,405
                        ----------  ----------  ----------  ----------
    Total operating
     costs and expenses    18,732      17,522      36,169      34,338
                        ----------  ----------  ----------  ----------
Income from operations        831       1,724         937       2,453
Other expenses:
    Interest expense        2,135       1,906       4,214       3,835
                        ----------  ----------  ----------  ----------
Loss before income
 taxes                     (1,304)       (182)     (3,277)     (1,382)
Income tax benefit             --          --          --          --
                        ----------  ----------  ----------  ----------
Net loss                   (1,304)       (182)     (3,277)     (1,382)
                        ==========  ==========  ==========  ==========
Basic and diluted loss
 per common share:
  Net loss applicable
   to common
   stockholders        $    (0.58) $    (0.09) $    (1.48) $    (0.65)
                        ==========  ==========  ==========  ==========
    Weighted average
     shares used in
     calculation        2,243,656   2,119,790   2,207,856   2,119,637





    CONTACT: Glacier Water Services, Inc.
             W. David Walters, 760-560-1111